U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CALIFORNIA NEWS TECH
(Exact name of Registrant as specified in its charter)

NEVADA    88-0417389
(State or other jurisdiction of                       (I.R.S. Employer
incorporation or organization)                        Identification Number)

529 Buchanan St.
San Francisco, CA                                                                                                                                                                                                        94102
(Name and address of principal                         (Zip Code)
executive offices)

Registrant's telephone number, including area code:                                               (415) 861-3421

Approximate date of commencement of proposed sale to the public:         As soon as practicable after the effective date of this Registration Statement .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.         |__|

CALCULATION OF REGISTRATION FEE

TITLE OF EACH	PROPOSED	PROPOSED
CLASS OF	MAXIMUM	MAXIMUM
SECURITIES	OFFERING	AGGREGATE	AMOUNT OF
TO BE	AMOUNT TO BE	PRICE PER	OFFERING	REGISTRATION
REGISTERED	REGISTERED	SHARE (1)	PRICE (2)	FEE (2)

Common Stock	1,000,000 shares	$1.00	$1,000,000	$90

(1) This price was arbitrarily determined by California News Tech
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Michael A. Cane, Esq.
2300 W. Sahara Blvd., Suite 500
Las Vegas, NV 89102
Phone (702) 312-6255; Fax: (702) 944-7100
Agent for service of process

SUBJECT TO COMPLETION, Dated July 14, 2003

California News Tech

DNA share

P R O S P E C T U S
CALIFORNIA NEWS TECH

1,000 Units $1,000.00 Per Unit
One Unit equals 1,000 shares of common stock, plus 1 warrant to purchase 1,000 shares of common stock for $2 per share, exercisable for 12 months, and

        10,000 warrants for new DNAshare subscribers or Strategic Partners
       Each warrant is to purchase 100 shares of common stock at $1 per share, exercisable for 12 months and available only to new DNAshare subscribers or
            Strategic Partners while the warrants last

                                                                     Offering Price           Commissions              Proceeds After Commissions
Per Unit    $1,000.00    $100.00      $900.00
Per Warrant         N/A                                               N/A                                                                          N/A
Total                                                           $1,000,000      $100,000                                                                   $900,000

There are no prior agreements for the purchase of the Units or Warrants being offered to new DNAshare subscribers. Our officers and directors will attempt to offer and sell all of the Units, and the Warrants will be issued, one to each new DNAshare subscriber or Strategic Partner until exhausted. We may use a registered broker dealer to assist in the sales of the Units, although at this time no such broker has been identified. If a broker-dealer is used, we will allow a maximum commission of 10% on broker sales. There is a minimum of $250,000 worth of Units required for this offering to close and the proceeds of any sales will be segregated and not used pending our reaching this amount of sales.

The $900,000 net proceeds shown above is before deduction of offering expenses estimated at $45,000, which includes legal and accounting fees and printing costs.

There is no public market for our common stock. We have registered the shares contained in each of the Units and the common stock underlying each of the warrants in the Units and the Warrants being offered to DNAshare subscribers.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: July 14, 2003

TABLE OF CONTENTS

PAGE

Summary	4

Risk Factors	6

Since we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations	6

Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about the company's ability to continue as a going concern without raising additional capital	6

Because we are only in the early stages of offering our software product, there is a substantial risk that we will be unable to succeed in making sales and maintaining a large enough customer base to support our business operations	6

If we are not able to keep up with the rapid technological change within our industry, we will not be able to compete within our industry and our business will fail	7

A failure to raise substantial proceeds in this offering will relegate us to either a slow rate of growth or to no growth	7

Even if we are successful in selling this offering and thereby obtaining the funding necessary to operate for the next 12 months, we may need additional outside funding after that and if such funding is not available, our business may be adversely affected	8

If we were to lose any of our key personnel or managers, our business could be adversely affected	8

If no market develops for our common stock, investors may be unable to sell their securities	8

If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity	8

If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations	9

Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly	9

If we are unable to continually upgrade and expand our systems, our business may suffer	9

Forward-Looking Statements	10

Use of Proceeds	10

Determination of Offering Price	11

Dilution	12

Selling Shareholders	12

Plan of Distribution	13

Legal Proceedings	14

Directors, Executive Officers, Promoters and Control Persons	14

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Principal Shareholders	17

Description of Securities	19

Interest of Named Experts and Counsel	19

Disclosure of Commission Position of Indemnification for Securities Act Liabilities	20

Organization Within Last Five Years	20

Description of Business	20

Management’s Discussion and Analysis or Plan of Operations	25

Description of Property	26

Certain Relationships and Related Transactions	26

Market for Common Equity and Related Stockholder Matters	28

Executive Compensation	30

Financial Statements	32

Changes in and Disagreements with Accountants	33

Available Information	33

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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SUMMARY

Our Business

California News Tech was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. We changed our name to reflect our recently revised business plan in which we focus on providing customers online news media analysis for a monthly subscription fee. This service is called DNAshare and can be accessed at www.DNAshare.com.

Our online news media analysis service attempts to capture, measure, and graph trends about the way both the American economy in general and specific publicly traded companies are perceived by the news media. We believe that this summarized information about media sentiment can be helpful to our customers.

We have only recently formulated our business plan and commenced operations. Our business operations are therefore in the start-up phase and we have earned only minimal revenues.

Our principal executive offices are located at 529 Buchanan St., San Francisco, CA, 94102. Our telephone number is (415) 861-3421.

The Offering

Securities Offered     To the general public: 1,000 Units for $1,000.00 per Unit with each Unit containing 1,000 shares of our common stock, plus 1 warrant to purchase an additional 1,000 shares of our common stock for $2 per share, exercisable for 12 months, and

To new DNAshare subscribers and Strategic Partners: 10,000 warrants with each warrant allowing the purchase of 100 shares of common stock at $1 per share, exercisable for 12 months. A DNAshare subscriber is a person or entity that subscribes through a Subscription Agreement to the DNAshare product. A Strategic Partner is any person or entity that assists us in marketing or selling our products.

Minimum Offering   Stock purchase proceeds will be segregated into a separate account pending receipt of subscriptions for units equal to at least $250,000. If this minimum is not received, each investor will be returned his entire investment and this offering will be terminated. Once this minimum is received, all investment proceeds will be deposited into our operating account and used in our business affairs.

Minimum                    Purchasers of Units will be required to purchase at least one full Unit. No fractional Units will be sold. New DNAshare subscribers
Investment

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 or Strategic Partners will be entitled to receive Warrants. Each subscriber will be required to sign and agree to a minimum one year agreement for our online news media analysis services. Each Strategic Partner will be required to sign a Strategic Partner agreement. Early cancellation of these relationship agreements will void any Warrant issued.

Use of Proceeds  Net proceeds from this offering will be used, among other things, to: (1) acquire, develop, and operate the Internet web site we use to provide our services; (2) market the sale of these services; and (3) provide our business with working capital.

Best Efforts               The offering is being sold by our officers on a best efforts basis.
Offering        Management may enter into an underwriting agreement for this offering at a later date.

This offering
will expire                   This offering will close whenever all of the shares are sold, or 90 days after the effective date of this prospectus, whichever is sooner. The directors have the discretion to extend the offering period for an additional 90 days, if necessary.

Registration of
Securities          We have registered the common stock being offered in the Units and the underlying common stock in each of the warrants provided with the Units and the warrants distributed to DNAshare subscribers or Strategic Partners . We are not registering the warrants for resale.

Summary Financial Information as of March 31, 2003

Balance Sheet Data (unaudited)

Cash                                                                                                               $  30,563
Total Assets                                                                                                    $ 335,448
Liabilities                                                                                                         $   71,156
Total Stockholders’ Equity                                                                              $ 264,292
Total Liabilities and Stockholders' Equity               $ 335,448

Income Statement Data for three months ending March 31, 2003 (unaudited):

Net Income <Loss>                                                          $ (20,804)

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RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Due to any of these risks you may lose all or part of your investment.

Since we have generated only minimal revenues, it remains uncertain whether we can achieve commercially viable operations.

We were incorporated on January 22, 1999, and continue to organize our business operations. We are primarily engaged in seeking out our initial service contracts. Until we demonstrate that we can secure an ongoing supply of service contracts and provide the services called for in those contracts, there can be no assurance that our business will achieve commercial viability and provide stock purchasers with an investment they will not lose.

Because we have suffered recurring losses from operations and have a net capital deficiency, our independent accountants believe there is substantial doubt about the company's ability to continue as a going concern without raising additional capital.

We incurred a net loss of $115,085 for the fiscal year ended December 31, 2002 and a net loss of $20,804 for the three month period ended March 31, 2003 and have no sales. The future of the Company is dependent on its ability to obtain financing and upon future profitable operations from DNAshare. These factors raise substantial doubt that the Company will be able to continue as a going concern.

Because we are only in the early stages of offering our software product, there is a substantial risk that we will be unable to succeed in making sales and maintaining a large enough customer base to support our business operations

As a company that has developed a new software system relatively early in the initial stages of release, we face substantial risks, uncertainties, expenses and difficulties. These risks and uncertainties include the following:

-    Our ability to market and distribute DNAshare;

-    Our ability to expand into new markets;

-    Our ability to maintain and grow our website and customer support operations at a reasonable cost;

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-    Our ability to respond effectively to competitive pressures;

-    Our ability to maintain and enhance our brand name;

-    Our ability to provide a service that benefits our customers in a format that is usable by them;

-    Our ability to continue to develop and upgrade our technology and information processing systems;

-    Our ability to continue to enhance our service to meet the changing requirements of our users;

-    Our ability to attract, integrate, retain and motivate qualified personnel; and

-    Our ability to develop and implement tools for generating revenue and making our website a profit center.

We may be unable to accomplish one or more of these goals, which could cause our business to suffer.

If we are not able to keep up with the rapid technological change within our industry, we will not be able to compete within our industry and our business will fail.

Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software. We must upgrade computer software systems and maintain computer hardware compatible with current industry use to compete in our industry. We must also constantly upgrade our software system that allows us to analyze news reports. If we cannot adapt to new technologies and sustain the corresponding expenses of equipment, software and training, we will not be able to compete within our industry.

A failure to raise substantial proceeds in this offering will relegate us to either a slow rate of growth or to no growth.

We believe we can grow our business by applying some of the proceeds from this offering to marketing and sales. If we are not successful in selling all of this offering, a lesser amount of money will be available to promote our services. Clients will not be available to us except in a nominal way. In such event, even if we succeed in maintaining the existence of our business, it is unlikely our business will prosper to the extent that investors will receive a return on their investment or even a return of their investment.

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Even if we are successful in selling this offering and thereby obtaining the funding necessary to operate for the next 12 months, we may need additional outside funding after that and if such funding is not available, our business may be adversely affected.

If we are successful in selling out this offering we expect to have sufficient capital to operate for 12 months. It is possible that by that time our business operations will be sufficiently established to provide ongoing work from repeat or referred business. If this is not the case and if revenue from operations by that time is not sufficient to sustain the ongoing marketing efforts, we will need to raise additional capital. There can be no guarantee that we will be able to do so. If we are not able to do so, our business prospects will suffer.

If we were to lose any of our key personnel or managers, our business could be adversely affected.

Our current management team and technical personnel play a key role in our operations and in the further development of our business. The loss of their services could adversely impact our business and chances for success. Upon a successful initial public offering, we anticipate that we will employ most of the management team on a full time basis. However, we do not currently have any employment agreements with any of our directors, officers or other employees. Our performance will greatly depend on our ability to hire, train, and retain key employees.

If no market develops for our common stock, investors may be unable to sell their securities.

No market exists at the present time for our common stock. Investors in the offering will purchase securities that cannot be resold by those investors since no market exists. Even though we intend to create a public market for our common stock, there can be no assurance when the market will develop or if the market will ever develop. If we are not successful in developing a market for our common stock, investors will not be able to sell their securities.

If we are unable to meet client expectations or deliver error-free services, our business will suffer losses and negative publicity.

Our engagements involve information technology solutions that are critical to our clients’ businesses. Sales of our services will be based on convincing the client that we can meet their needs. Failure to meet those needs could result in:

•    delayed or lost revenues due to adverse client reaction;
•    requirements to provide additional services to a client at no charge;
•    refunds of monthly subscription fees for failure to meet service level obligations;
•    negative publicity about our services, which could adversely affect our ability to attract or retain clients; or

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•    claims for damages against us, regardless of our responsibility for such failure.

The occurrence of any of the foregoing would impact our business in a negative manner and militate against the investor receiving a return on his or her investment.

If our technology infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.
Although we have not received notices of any alleged infringement by us, we cannot be certain that our technology does not infringe on issued patents, trademarks, and/or copyright rights of others. Because patents applications in the United States are not publicly disclosed until the patent has been issued, applications may have been filed which relate to our software. We may be subject to legal proceedings and claims from time to time in our ordinary course of business arising out of intellectual property rights of others. These legal proceedings can be very costly, and thus can negatively affect the results of our operations.

Because we are dependent on third parties for critical services used in our business, we face potential losses if any of these services are interrupted or become more costly.
We do not currently have any full time management employees. Instead, we contract with other companies and outside consultants. We also rely on outside service providers for technical, accounting and legal services. Should these service providers encounter operating difficulties or any unforeseen events, we may be forced to seek new providers or strategic partners. If our Internet and other service providers be unable to serve our needs for a sustained time period as a result of a strike, war, or natural disaster, our business will be adversely affected.

If we are unable to continually upgrade and expand our systems, our business may suffer.
We seek to generate a high volume of traffic and transactions on our service. The satisfactory performance, reliability and availability of our website, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. Our future revenues may depend on the number of items listed by users. We need to expand and upgrade our technology, transaction processing systems and network infrastructure both to meet increased traffic on our site and to implement new features and functions, including those that may be required under our contracts with third parties. We may be unable to accurately project the rate or timing of increases, if any, in the use of our service or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely fashion.

We must continually improve our technology systems in order to accommodate the level of use of our website. In addition, we may add new features and functionality to our services that would result in the need to develop or license additional technologies. Our

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inability to add additional software and hardware or to upgrade our technology, transaction processing systems or network infrastructure to accommodate increased traffic or transaction volume could have adverse consequences. These consequences include unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience of our service and delays in reporting accurate financial information. Our failure to provide new features or functionality also could result in these consequences. We may be unable to effectively upgrade and expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

Forward-Looking Statements

Many statements made in this prospectus are forward-looking statements that are not based on historical facts. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including those discussed under this section entitled Risk Factors.

This prospectus contains information about our business and the Internet. This information is based on a number of assumptions. The assumptions include that:
•    no catastrophic failure of the Internet will occur;
•    the use of e-commerce by the public will continue to expand;
•    no excess regulation by the government will come about;
•    access to and the ease of use of the Internet will continue to grow; and
•    Internet security and privacy concerns will be adequately addressed.

If any one or more of the foregoing assumptions turns out to be incorrect, actual results may differ from the projections based on these assumptions. The Internet-related markets may not grow as we expect them to. The failure of these markets to grow as expected may have a material adverse effect on our business, results of operations and financial condition.

USE OF PROCEEDS

We will receive proceeds of approximately $900,000 from the sale of the Units, if the maximum number of Units are sold, after deducting sales commissions.

The principal purpose of this offering is to increase our capital in order for us to proceed with the execution of our business plan. As of the date of this prospectus, we have not made any specific expenditure plans with respect to the proceeds of this offering. Accordingly, our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, the net proceeds of this offering will be

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invested in short-term, interest-bearing securities. We do not expect to use any part of the proceeds of this offering to discharge any indebtedness.

The actual expenditures of the proceeds of the offering may differ substantially from the estimated use of proceeds. The actual expenditures of the proceeds of this offering will be determined by our board of directors in the best interests of advancing our business. The actual expenditures will also vary from the estimated use of proceeds if less than all of the shares offered are sold.

We expect to use the net proceeds from this offering as follows:

	Assuming all units are sold	Assuming 50% of the units are sold	Assuming the minimum number of units are sold

Gross Proceeds	$1,000,00	$500,000	$250,000
Commissions	100,000	50,000	25,000
Offering Expenses	45,000	45,000	45,000

Net Proceeds	855,000	405,000	180,000
General & Administrative Expenses	225,000	125,000	75,000
Research & Development Expenses	180,000	90,000	25,000
Marketing/Sales	225,000	100,000	25,000
Working Capital	225,000	90,000	30,000

Total Budget	$1,000,000	$500,000	$250,000

Marketing and sales expenses will include primarily media advertising, targeted direct mail, electronic mail and other electronic advertising.

Working capital will be used to support our business operations necessary to actually produce and deliver our services including salaries, rent, utilities and supplies. If we expand our operations at the rate we hope to, working capital will be necessary to move into new facilities and to pay the expenses of new employees.

DETERMINATION OF OFFERING PRICE

The per Unit offering price of our common stock was arbitrarily determined based on our current perceived financing needs. There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value.

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DILUTION

An investment in this offering will undergo immediate dilution when compared with the net tangible assets of California News Tech. The following table illustrates the per share dilution in net tangible book value to new investors if 100% of the entire offering is sold, if 50% of the offering is sold and if the minimum offering is sold. Calculations are based on 2,506,333 capital shares outstanding at March 31, 2003, and at the different levels of the offering sold as indicated after the deduction of offering expenses.

Percent of offering sold	100%	50%	Minimum

Public offering price per Share	$1.00	$1.00	$1.00
Net tangible book value per share as of March 31, 2003	($0.01)	($0.01)	($0.01)
Increase per share attributed to investors in this offering	$0.27	$0.15	$0.07
Net tangible book value per share as of March 31, 2003, after this Offering	$0.26	$0.14	$0.06
Net tangible book value dilution per share to new investors	$0.74	$0.86	$0.94
Net tangible book value dilution per share to new investors expressed as a percentage	74%	86%	94%

The information set forth in the table above regarding dilution assumes the sale of all shares offered, one-half of the shares offered and one-quarter of the shares offered, respectively. As the table reveals, as fewer than all shares offered are purchased, those who do invest in the offering will undergo even greater dilution of their investment dollar than if the offering were fully subscribed.

SELLING SHAREHOLDERS

There are no selling shareholders in this offering of common stock. All stock will be sold by California News Tech.

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PLAN OF DISTRIBUTION

The following officers and directors are selling the Units being offered through this prospectus:

Name of Officer/Director    Position
Marian Munz                                                                              President and Director

In order to make the necessary sales, Mr. Munz plans to directly contact selected individuals and entities with whom they have a prior relationship and whom they believe will have an interest in the offering. We will not pay any commission on any sales of any shares by Mr. Munz.

We may also use a registered broker-dealer to assist in the sales of the Units, although at this time no such broker-dealer has been identified. If a broker-dealer is used, we will allow a maximum commission of 10% on broker sales.

Management, however, may enter into an underwriting agreement for this offering at a later date and at that time pay a commission to any participating underwriters.

We are therefore offering the shares on a self-underwritten basis. There is a minimum of $250,000 in Units that must be sold in this offering. Prior to that time, we will segregate the proceeds and not use them. If this minimum is not received, each investor will be returned his entire investment and this offering will be terminated. Once this minimum is received, all investment proceeds will be deposited into our operating account and used in our business affairs.

In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to California News Tech.

We may reject or accept any subscription in whole or in part at our discretion. We may close the offering or any portion of the offering, without notice to subscribers. We may immediately use the proceeds obtained from the offering once the minimum subscriptions are reached.

Upon our acceptance of a subscription agreement after obtaining the minimum subscriptions, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

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The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 90
Transfer Agent Fees	$ 500
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$ 5,000
Miscellaneous	$ 4,410
--------------
Total	$45,000
========

LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Cane O’Neill Taylor, LLC, 2300 W. Sahara Ave., Suite 500, Las Vegas, Nevada 89102.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following persons are the current executive officers and directors of California News Tech:

NAME    AGE       POSITION(S)
Marian Munz                46               Director, President and Chief Executive Officer

Robert C. Jaspar                   62               Director, Secretary, Controller

Martin Barrs               37               Director, Chief Technology Officer

John T. Arkoosh                                    55         Director, Vice President of Business Development

David A. Hotchkiss                         49               Director

Michael N. Jones                      36               Director

The following information sets forth the names of our officers and directors, their present positions, and certain of their biographical information.

Mr. Marian Munz is our President and Chief Executive Officer and a Director. Mr. Munz has held those positions since our inception on January 22, 1999. From [March] of 1997 through [June] of 2003 Mr. Munz was the president of Strategic Information Technology Intl., Inc., a California company that developed software for internet based applications and provided Information Technology consulting services to companies such as: Sun Microsystems, Apple Computer, SBC Communications and others. Mr. Munz holds an M.S. in Information Systems from Golden Gate University in San Francisco.

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Mr. Robert C. Jaspar
is our Secretary and Controller and a Director. Mr. Jaspar has held these positions since April, 1999. From June of 1996 to March of 2000, Mr. Jaspar worked for GE Capital-IT Solutions, the national re-seller of computer systems and related services to major corporations and government agencies first as Regional Controller and Financial Manager for the Western US and then as the Director of Regional Service Operations. From July of 1987 to July of 1989, Mr. Jaspar worked for Siemens Medical Systems as its Assistant Controller where he was also a financial analyst and then appointed Manager of Finance and Accounting. From 1993 to 1994, Mr. Jaspar worked for Vanstar Corporation as its Director of Accounts Receivable in an interim role where he reorganized their national Accounts Receivable organization and reduced their accounts receivable average collection period from 57 to 42 days, a 24% reduction, in seven months. Mr. Jaspar holds an Executive M.B.A. in Finance from Saint Mary's College, and a B.A. in Business Administration and Accounting from the California State University.

Mr. Martin Barrs is our Chief Technology Officer (CTO) and a Director. Mr. Barrs has been our CTO since August of 2002. Prior to this period he acted as a consultant to the company since January, 2002. From March of 1996 to December of 2002, Mr. Barrs was the chief executive officer of Technomation, Inc., a California company that supplied consulting services. While working as a consultant for Technomation, Inc., Mr. Barrs consulted on projects concerning information technology designing, building and administering client-server and web-based systems on a wide variety of platforms and operating systems in both production and development environments. From the period July of 1993 through December of 2002, Mr. Barrs’ consulting clients included Charles Schwab & Company, Cisco Systems, McKesson Corporation, Visa International, Syntex, Chiron, Critical Path and Medialab. Mr. Barrs holds a M.B.A. in Information Systems from Golden Gate University and a B.Sc. (Hons), from Greenwich University, England

Mr. John Arkoosh, Sr . is our Vice President of Business Development and a Director. Mr. Arkoosh has held these positions since February 10 of 2003. Prior to this period he acted as a consultant to the company since December 1, 2001.Mr. Arkoosh's primary outside function is acting as managing partner in a calcium carbonate food project in Nevada. This project started January 1998 and is currently his primary responsibility. The company, Columbus S.M. LLC, is permitted to operate a mine in Nevada and is awaiting federal authorization. Mr. Arkoosh holds a finance degree from University of Washington, an accounting degree from California State University at Hayward and a M.B.A. from Golden Gate University.

David A. Hotchkiss, Ph.D. is one of our Directors. Currently Dr. Hotchkiss works as a Principal Program Manager for Kaiser Permanente in the Information Technology division where he provides portfolio and program management for all financial services, programs and projects. He started in this position in February 2003. From May of 2001 to October of 2002, Dr. Hotchkiss worked for A&G Electric & Communications as its

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Vice President of Operations where he led both divisions of this privately held company. He developed operating standards, the five-year business plan, negotiated contracts and oversaw all projects. From May of 2001 through the end of 2001, Dr. Hotchkiss also served as a director of A&G Electric & Communications, Inc. From December of 2000 to May of 2001, Dr. Hotchkiss worked for Agency.com as its Regional Vice President of Operations and Project Management for the San Francisco Region. From August of 1999 to July of 2000, Dr. Hotchkiss worked for iXL, Inc. as the Vice President of Project Management and Process, where he oversaw all regional projects, developed project managers skills, and developed standard processes for delivering projects. Dr. Hotchkiss worked for KPMG Peat Marwick LLP from October of 1997 to May of 1999 as a Senior Manager and worked in the capacity as Director of Project Management, where he established a newly created project management department for government services projects. Dr. Hotchkiss holds a Ph.D. from De La Salle University.

Michael Jones, Ph.D. is one of our Directors. From May 2003, Dr. Jones worked as Summer Associate at the prestigious law firm, Wilson, Sonsini, Goodrich & Rosati, LLP. From May 2002 to August 2002 Mr. Jones worked as Chief Scientist for the Company when he created information taxonomy and dictionary for the DNAshare tool, designed to measure market sentiment as it pertained to public companies. From April 2001 to April 2002 he worked as Freelance Researcher, Young & Rubicam and Anderson DDB where he researched various subjects for ad campaigns. From January 2000 to April 2001 Dr. Jones worked as Director, Product Development, Telli Marin where he managed a team of editors in developing an educational software product, which expanded an existing news search engine into a reference tool and knowledge database and created a unique indexing structure and undertook extensive competitor analysis to judge market opportunity. During 1999, he was a Lecturer, Structured Liberal Education Program at Stanford University where he taught the canon of Western classics to freshmen. . From 1994 to 2000 Dr. Jones was a Writing Instructor/Editor, Technical Communications Program, Stanford University where he taught the principals of effective business communication and edited the work of students in engineering and the sciences to prepare it for publication. During 1997- 1998, Dr. Jones was a Visiting Assistant Professor, English Department, Fordham University where he taught lecture courses and seminars in literature and cultural history at the undergraduate and graduate levels.

Since August 2002, Dr. Jones has been a student at Boalt Hall Law School at the University of California, Berkeley. Dr. Jones also holds a PhD from Stanford University as well as an undergraduate degree from Oxford University (First Class Honors).

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Term of Office

Our directors are elected for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We have no significant employees other than the officers and directors described above.

PRINCIPAL SHAREHOLDERS

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of May 31, 2003, and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of class	Name and address of beneficial owner	Amount of beneficial ownership	Percent of class 1

Common Stock	Howard F. Fine & Carol M. Fine, Trustees of the Fine Trust Two Embarcadero Center 24th Floor San Francisco, Ca 94111	300,000 shares	11.96%

Common Stock	Emmanuel D. Agorastos 2301 Broadway, #303 San Francisco, Ca 94115	137,500 shares	5.49%

Common Stock	Paul Lepus 329 1 Mai Blvd., Bl.18, #21 Bucharest, Sector 1 Romania	133,333 shares	5.32%

Common Stock	Marian Munz 529 Buchanan Street San Francisco, Ca 94102	666,667 shares	32.22% 2

Common Stock	John Arkoosh, Sr. 529 Buchanan Street San Francisco, Ca 94102	233,333 shares 3	10.22% 4

Common Stock	Robert Jaspar 529 Buchanan Street San Francisco, Ca 94102	54,267 shares	5.52% 5

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Common Stock	Martin Barrs 529 Buchanan Street San Francisco, Ca 94102	0	4.13% 6

Common Stock	David A. Hotchkiss 2101 Webster Oakland, Ca 94612	0	0.32% 7

Common Stock	Michael Jones 269 Church Street #7 San Francisco, CA 94114	0	0.47% 8

Common Stock	Gary Schell 21795 - 64th Avenue Langley, British Columbia, Canada, V2Y 2N7	500,000 shares	19.95%

Common Stock	Total of All Officers and Directors as a Group (six)	954,267 shares	52.88% 9

- - - - - - - - - - - - - -

1. The percent of class is based on 2,506,333 shares of common stock issued and outstanding as of May 31, 2003.

2. Includes options that may be exercised immediately to purchase 200,000 shares of common stock at a price of $0.80 per share and 8,000 shares of common stock at a price of $1.00 per share.

3. John Arkoosh and immediate members of his family together control 233,333 shares of common stock, 50,000 shares in the name of John Arkoosh & 183,333 shares in the names of other family members

4. Includes options that may be exercised immediately to purchase 25,500 shares of common stock at a price of $1.00 per share.

5. Includes options that may be exercised immediately to purchase 64,000 shares of common stock at a price of $1.00 per share and 25,000 shares of common stock at a price of $0.80 per share.

6. Includes options that may be exercised immediately to purchase 100,000 shares of common stock at a price of $0.80 per share and 8,000 shares of common stock at a price of $1.00 per share.

7. Includes options that may be exercised immediately to purchase 8,000 shares of common stock at a price of $1.00 per share.

8. Includes options that may be exercised immediately to purchase 3,900 shares of common stock at a price of $0.80 per share and 8,000 shares of common stock at a price of $1.00 per share.

9. Includes all options held by officers and directors as a group.

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DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 8,333,333 shares of common stock with a par value of $0.003 per share.

The following description of our common stock includes all material characteristics of the securities registered in this registration statement.

Common Stock

As of July 14, 2003, there were 2,506,333 shares of our common stock issued and outstanding held by 57 stockholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in us. Nor was any such person connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane O’Neill Taylor, LLC, our independent legal counsel, has provided an opinion on the validity of our common stock.

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Jewell & Langsdale, independent Certified Public Accountants, audited our financial statements and presented their report with respect to the audited financial statements. The report as of December 31, 2002, was given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.
ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated as a Nevada corporation on January 22, 1999. At the time of formation, Mr. Munz received 666,667 shares of our stock and a demand note for $55,000 bearing interest at 10% per annum in exchange for the technology necessary to create our primary product. We did not obtain the opinion of any outside persons in determining the value of the assets transferred to us by Mr. Munz. Mr. Munz agreed to cancel the note on December 31, 2001.

DESCRIPTION OF BUSINESS

Overview
California News Tech was originally incorporated in Nevada on January 22, 1999, as NewsSurfer.com Corporation. Our initial business model was to generate revenues from sales of advertising space on our company’s website. As the online advertising market has deteriorated, we have shifted our business plan to focus on providing online access to news media analysis for a subscription fee. We call our online news media analysis research product DNAshare’s Media Sentiment Trend™ or DNAshare. The central premise behind DNAshare is that media reports about the American economy in general and about specific, publicly traded companies contain important information which can be quantified, graphed, and presented to our customers in a manner that helps them understand media sentiment. This can help our customers interpret and track the potential impact of media sentiment on the overall financial markets and as it may affect particular companies.

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Product and Technology

Our business model relies on the capability of giving our customers near realtime measurement and trend analysis of the media sentiment about the public companies they may wish to track. We create our research product by using our computer systems to search the Internet for publicly available media reports about publicly traded companies. Because we obtain our media reports from publicly available sources, we have not had to pay for any of these reports. Our computer systems then analyze the reports using our proprietary software to measure the sentiment. It does this by searching each media report for certain key words and phrases that we have previously identified both as significant to determining sentiment and as indicative of either positive or negative sentiment. By quantifying the number of words or phrases in a media report that indicate positive or negative sentiment, we then classify each report as a whole as positive, negative or neutral. Next we total the number of each of the positive, negative and neutral reports the percentage each category represents of the overall media coverage for the requested period of time. The results are then displayed graphically for the benefit of our customers on our password protected website. Our computers have been collecting and analyzing media reports since June of 2002, which allows us to present both historical and current information so that our customers can also observe any trends. Our system further allows our customers to access the source media reports and abstracts of the source reports, also prepared by our software, should they wish to review any of the media reports that underlie our graphs.

One reason customers are interested in media sentiment is because they may believe that media sentiment either reflects public sentiment, drives public sentiment, or both, and that public sentiment affects the economy and particular companies. DNAshare uses the methodology described above to measure and describe media sentiment. However, there are many ways to gauge media sentiment and the way we measure it may not be accurate or may be less accurate than other methods. For example, DNAshare does not assign any greater weighting to media reports from major outlets such as USA Today than it does to relatively obscure publications with a much more limited circulation. Thus, our measure of media sentiment does not include any adjustment for the fact that a media report about a company from a major media outlet may have a greater effect upon public perception than would an article from a minor media source. Our product also does not include the analysis of any media reports that do not appear on the internet and thus excludes from consideration a potentially large number of media reports. For example, some television and radio media outlets do not reduce their reports to writing and distribute them on the internet. Such reports are not identified or measured by our product, even though they can be expected to affect overall media sentiment. Another limitation on our product as an accurate measure of media sentiment is that our product does not account for errors introduced by reason of statistically inadequate sample sizes. For example, if there are only a handful of media reports about a particular company during the period of time selected by a customer, the resulting DNAshare graph may not accurately reflect overall media sentiment during that period of time. Although DNAshare discloses the number of media reports used to prepare each graph, we do not purport to identify for our customers whether the results would be considered statistically significant using commonly

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accepted tools of statistical analysis. The foregoing examples illustrate only some of the limitations inherent in DNAshare that may adversely affect customer acceptance of our product and thus the results of our operations.

We own the software that we use to create DNAshare, described above. We plan to seek patent protection for our software, but have not done so at this time. We also plan to seek a federally registered trademark for our intellectual property, including the names and logos associated with DNAshare, but have not done so at this time.

Competition

We are a media research company. Other companies offer competitive products in the form of news and text search services, text analysis, and media analysis.. We are unaware of any competitor that offers a product that is identical to or substantially indistinguishable from our DNAshare graphs of media sentiment in both near realtime and over particular user-defined periods. However, the media research business , in general, is intensively competitive and even if our DNAshare product is well received by the market, our competitors may adjust their product offerings to compete with us or new competitors may emerge. Presently, other companies compete with us by offering news and text search services, text analysis services and media analysis services, each of which can be considered competition for DNAshare.

Text search
Companies that provide internet or news search services compete with us in that they allow users to identify media stories about virtually any subject, including the publicly traded companies that are the primary focus of DNAshare. Users of these services can then review these media reports directly and form their own judgments about the media sentiment. Internet search services include such well-known companies as Yahoo and Google.

One disadvantage of the internet search engines to a user trying to identify media reports about a particular company is that these services will typically return to a user a large number of references that do not relate to media reports. This limitation is addressed by news and business information companies such as Factiva or Moreover, which offer targeted news search capabilities. Several of these firms also provide their customers with tools which allow their customers to analyze the source media reports on their own. For example, Factiva provides its customers with access to a collection of current and archived global news, business and company information and the use of tools to examine that information in the form of free-text searching, lists of indexed terms, and advanced filtering techniques to pinpoint accurate results. Although our website allows our users to access both the source media reports used to create our media sentiment analysis graphs and computer generated abstracts of those same reports, we do not offer text analysis tools similar to those offered by news search firms. To our knowledge neither the internet search firms nor the news search firms provide their customers with sentiment analysis such as that provided by our DNAshare product.

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Text Analysis
Some companies that provide text analysis, such as ClearForest and Biz360, compete with us in that they provide their customers with information that can be considered a substitute for our DNAshare graphs. For example, ClearForest competes with us because it utilizes technology to automatically read and interpret documents, including press releases and media reports, in an attempt to identify patterns, connections, trends and features relevant to their customers. ClearForest delivers the results of its analysis via simple, visual interactive formats. ClearForest markets it services to one of our target markets, individual on-line investors. Biz360 offers a similar product which it markets as a means for its clients to measure the effectiveness their public relations efforts. Although not one of our initial target markets, we also intend to offer DNAshare to companies as a tool to measure the effectiveness of their public relations efforts.

Media Analysis
Traditional public relations firms such as Carma International, Mediatrack, and PR Track provide media analysis services to their customers and compete with us because one of the services many of these firms provide is to analyze media sentiment for their clients. To our knowledge, these firms generally rely upon human readers to examine the source media reports as opposed to a computerized analysis system such as DNAshare. At this time, the media analysis provided by these firms tends to focus on brand recognition, competitor analysis, market share, and media coverage. Because of their corporate focus and their use of human readers, these traditional PR firms usually charge fees that are incompatible with our initial target market of individual consumers. For example, our research shows that Carma International charges $13 a day (as of 12/01) whereas we plan to charge $9.95 for a monthly subscription to DNAshare per individual user. However, many of these traditional public relations firms have the capital and human resources to develop technology identical to or substantially indistinguishable from DNAshare.

Marketing

We plan to market our product by promoting our view that the DNAshare graphs help our customers to understand the current and future public perception of a company better than they could by looking at individual news articles alone. We also plan to market our product by emphasizing what we believe are its primary advantages over traditional media analysis and its general reliance upon human readers. First, because we use computers to analyze media reports we believe that we are able to eliminate most political, economic, personal, or other biases. As a result, we believe that our product provides a more consistent and less biased view of media sentiment when compared to traditional media analysis. Second, our product is available in near real time. Third, we anticipate being able to provide our product to our customers for substantially less than a traditional media analysis because of our lower labor costs.

We have identified several target markets for DNAshare, including: the publicly traded companies that are the subjects of the media reports analyzed by DNAshare, on-line investors, on-line brokerage firms, financial portals and other providers of financial data.

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We plan to market DNAshare in three phases. During the first phase, we will target on-line investors. We believe that this target market is large and will continue to grow. According to a September 27, 2002, survey released by the Investment Company Institute and the Securities Industry Association, nearly half of all U.S. households, an estimated 52.7 million, owned equities as of January 2002, which represents a 7.1% gain, or 3.5 million more households, from January 1999 when a similar study was conducted. We also believe that the U.S. online investing market is continuing to expand at a steady pace despite the recent reverses suffered by many such investors.

We decided to market DNAshare to online investors first because we believe that they will be the first community to recognize the value of our product. To market our product to the community of on-line investors, we plan to recruit and use as sales force of independent sales representatives. As of the date of this prospectus, we have not retained any of these independent sales representatives. We plan to use part of the proceeds of this offering to recruit our sales force by using traditional means such as newspaper advertisements and employment agencies.

These sales representatives will not be our employees. They will be paid on a commission only basis, per new subscriber and only as we are paid by our customers. We anticipate that the compensation structure for our sales representatives will include both a cash payment and stock options. As of the date of this prospectus, we have not authorized or issued any stock options for use in the first phase of our marketing program as compensation to our independent sales representatives.

In addition to using independent sales representatives, we plan to generate subscription sales by seeking affiliate relationships with other websites whereby we would pay a percentage of our subscription earned from a particular customer to the owner of a website that referred that customer to us. The exact fees we will have to pay such affiliates will vary depending upon the particular website.

During the second and third phases of our marketing plan, we intend to seek out strategic partnerships and distribution agreements with larger customers, some of which will re-sell our product to their own customers in exchange for fee to us. During the second phase of our marketing plan, we plan to target corporations with an online presence, small to medium size online broker companies, financial portals, and financial data distributors. For the third phase of our marketing plan we plan to target major corporations, online broker firms, financial portals and financial data distributors. We have not yet formed detailed plans for the second and third phases of our marketing strategy.

Employees

As of July 14, 2003, we had four directors serving as consultants and acting as officers and managers of company operations. We also currently pay four software engineers working out of Romania on a contractual basis on our development projects. We plan to

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use part of the proceeds of this offering to hire one or more of those software engineers as management level employees.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

For the next twelve months, we will require significant additional capital to support our business infrastructure, including costs of operation, and planned expansion. As of July 14, 2003, we had insufficient capital to support our intermediate term cash requirements. We must raise additional capital in the next four to six months to achieve our business goals and to continue operations.

Our operational objectives with respect to DNAshare are to:

•    Position our company as a finely focused informational service provider.

•    Commence marketing of DNAshare by the end of the fourth quarter 2003

We intend to increase our employees to handle the additional demands associated with expansion of our customer base when needed. Additional employees may be hired in the following departments: sales, customer service, technical support, website management and development, as well as administration. Furthermore, we will need to lease office space to accommodate the associated growth in number of employees and computer servers.

Further, we plan to continue our current efforts in market research and development. As part of this process, we will continuously survey the online investor community to gain an understanding of investors’ likes and dislikes. Based upon this feedback, we will consider the merits of offering additional products and services and of proceeding with planned expansions.

Results of Operations for the Period Ending March 31, 2003

For the twelve month period ending December 31, 2002, we had revenue of $253 and expenses of $115,338 for a net loss of $115,085. For the twelve month period ending December 31, 2001, we had revenue of $1,994 and expenses of $17,590 for a net loss of $15,596. For the three month period ending March 31, 2003, we had no revenue and expenses of $20,804 for a loss of $20,804. We do not anticipate earning significant revenues until such time as we are able to begin charging subscribers of our online media analysis service, sometime during the third or forth quarter of 2003.

As of December 31, 2002, we had cash of $48,874 versus $3,780 as of December 31, 2001. As of March 31, 2003, we had cash of $30,562.

During the next twelve months, we will respond accordingly to industry trends. The market is intensely competitive and new companies are entering the market while established companies continue to consider the opportunity to join the online subscription

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business arena. During this period of time, we will continue to devote more of our resources to marketing and promotional campaigns, while adopting reasonable pricing policies and looking for ways to further develop our website based media analysis service in an economically and efficiently manner. As new technology becomes available, we hope to have the financing available to take advantage of the opportunities present in our business market. At the present time, we have no fixed commitments to acquire any capital equipment that would materially affect our financial position. We have not yet been in existence long enough to measure any seasonal impact on profitability and its potential impact on our organization.

DESCRIPTION OF PROPERTY

We do not lease or own any real property. We maintain our corporate office at 529 Buchanan Street, San Francisco, CA 94102. Our president and CEO, Mr. Marian Munz, allows us to use the property without rental charges. At such time as we hire employees other than our officers and directors, it will be necessary for us to obtain other office arrangements. New space will require access to a high speed Internet hook-up. Otherwise, there will be no special requirements of any future office space. Management does not believe that it will be difficult for it to obtain acceptable office space at an acceptable cost when needed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us, other than noted in this section:

•      Any of our directors or officers;
•    Any person proposed as a nominee for election as a director;
•    Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•    Any of our promoters;
•    Any relative or spouse of any of the foregoing persons who has the same house as such person.

In April 2003, our president, Mr. Marian Munz, and large affiliate shareholder, Mr. Gary Schell, entered into a lock up agreement with us, limiting their ability to sell their shares. Mr. Munz, our President, owns approximately 26.6% of our outstanding shares. Mr. Schell, owns approximately 19.9% of our outstanding shares. Each agreed not to sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose of more than 20% of their currently held shares of common stock per year. In order to carry out the purpose of this lock up agreement, Mr. Munz and Mr. Schell executed an escrow agreement whereas they agreed to transfer and hold in an escrow all restricted shares subject to the lock up agreement.

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On December 1, 2001, we granted options to purchase 200,000 shares at $0.80 per share to Mr. Marian Munz, one of our directors and our president and CEO as compensation for services rendered.

On December 31, 2001, Mr. Munz, agreed to cancel a $55,000 note and accumulated interest representing our debt to him incurred for the acquisition of our initial core technology.

On May 25, 2000, one of our large affiliate shareholders, Mr. Gary Schell, agreed to cancel and return 166,667 of our common stock he had received as one of our founders.

On August 22, 2002, we obtained an interest free loan from Mr. Howard Fine in the amount of $50,000 in exchange for 50,000 shares of our common stock and a convertible promissory note payable in 60 days. The note was convertible into 62,500 shares of our preferred stock which was in turn convertible into common stock at a rate of 1 share of preferred stock to 4 shares of common stock. We were unable to pay the note in full when due and Mr. Fine received the 62,500 shares of preferred stock in consideration of the loan. Mr Fine then immediately converted his preferred shares into 250,000 shares of our common stock.

On December 1, 2001, we granted options to purchase 25,000 shares of our common stock at $0.80 per share to one of our directors, Mr. Robert Jaspar, as compensation for consulting services. On December 31, 2002, we granted options to purchase an additional 41,000 shares of our common stock at $1.00 per share to Mr. Jaspar as compensation for services rendered. Also, from January 1, 2003 through May 30, 2003, we granted options to purchase an additional 15,000 shares of our common stock at $1.00 per share to Mr. Jaspar as compensation for services he rendered for us.

On December 1, 2001, we granted options to purchase 50,000 shares of our common stock at $0.20 per share to one of our directors, Mr. John Arkoosh, Sr., as compensation for consulting services. Mr. Arkoosh exercised those options on February 3, 2003. We granted Mr. Arkoosh options to purchase an additional 17,500 shares at $1.00 per share on December 31, 2002 as compensation for services rendered.

On August 1, 2002, we granted options to purchase 3,900 shares of our common stock at $0.80 per share to one of our directors, Mr. Michael Jones, as compensation for services rendered.

On June 1, 2002, we granted options to purchase 100,000 shares of our common stock at $0.80 per share to one of our directors, Mr. Martin Barrs, as compensation for services rendered.

In addition to the specific transactions described above, during the first quarter 2003, we granted each of our director’s options to purchase 48,000 shares of common stock at an exercise price of $1.00 per share. These options are to vest at the rate of 2,000 shares per month, for each month of service beginning February 1, 2003, for a period of 24 months.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public trading market for our common stock. There are 2,506,333 outstanding common shares as of July 14, 2003.

Option, Warrants and Registration Rights

We have 452,400 outstanding options and no warrants to purchase or securities convertible into our common equity. There are no shares we have agreed to register under the Securities Act for sale by security holders. We are registering and offering through this prospectus 1,000,000 common shares and 1,000,000 shares of underlying common stock that can be acquired by exercising warrants at $2 per share, and 1,000,000 at $1 per share.

Rule 144 Shares

A total of 2,206,333 shares of our common stock are currently available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act and an additional 300,000 shares will be available after August 22, 2003.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.   1% of the number of shares of the company's common stock then outstanding which, in our case, equals approximately 25,000 shares as of the date of this prospectus; or

2.   The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As of the date of this prospectus, persons who are our affiliates hold 1,404,267 shares that may be sold pursuant to Rule 144, 300,000 of which can be sold after August 22, 2003 as discussed above.

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Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

•    contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•    contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;
•    contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;
•    contains a toll-free telephone number for inquiries on disciplinary actions;
•    defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
•    contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer:
•    with bid and offer quotations for the penny stock;
•    the compensation of the broker-dealer and its salesperson in the transaction;
•    the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
•    monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

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Holders of Our Common Stock

As of the date of this registration statement, we have 57 registered shareholders.

Dividends

There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.    We would not be able to pay our debts as they become due in the usual course of business; or

2.    Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our officers and directors for all services rendered in all capacities to us each of the last three fiscal years.

SUMMARY COMPENSATION TABLE
					Long Term Compensation
		Annual Compensation			Awards		Payouts

Name and Principal Position	Year	Salary/Consulting Fees	Bonus	Other annual Compensation	Restricted Stock Awarded	Options/ SARs (#)	LTIP payouts	All Other Compensation

Marian Munz President, CEO & Director	2002 2001 2000	$0 $50,000	$0	$0	0	0 200,000	0	0
John T. Arkoosh VP Business Dev. & Director	2002 2001 2000	$48,000	$0	$0	0	17,500 50,000	0	0

30

Martin Barrs CTO & Director	2002 2001 2000	$23,000	$0	$0	0	100,000	0	0
Robert J. Jaspar Secretary, Controller & Director	2002 2001 2000	$36,000 $42,000	$0	$0	0	41,000 25,000	0	0
Michael Nicholas Jones Director	2002 2001 2000	$5,500	$0	$0	0	3,900	0	0
David A. Hotchkiss Director	2002 2001 2000	$0	$0	$0	0	0	0	0

We do not pay to our directors any compensation for serving as a director on our board of directors. However, during the first quarter 2003, we granted each of our directors options to purchase 48,000 shares of common stock at an exercise price of $1.00 per share. These options are to vest at the rate of 2,000 shares per month, for each month of service beginning February 2003, for a period of 24 months.

In addition, the following grants of stock options were made to Directors and Officers in prior periods:

Name	Number of Shares	Exercise Price	Year

John T. Arkoosh Sr.	17,500 50,000	$1.00 $0.20	2002 2001
Martin Barrs	100,000	$0.80	2002
Robert J. Jaspar	41,000 25,000	$1.00 $0.80	2002 2001
Michael N. Jones	3,900	$0.80	2002
Marian Munz	200,000	$0.80	2001

31

FINANCIAL STATEMENTS

Index to Financial Statements:

1. Unaudited Financial Statements for the period ended March 31, 2003:

a.    Balance Sheet

b.     Statement of Operations

c.     Statement of Cash Flows

2. Independent Auditor’s Report;

3. Audited Financial Statements for the year ending December 31, 2002, including:

a.  Balance Sheets at December 31, 2002 and 2001;

b.  Statements of Operations, for the years ended December 31, 2001;

c.  Statements of Shareowners' Investment, Years ending December 31, 2002 and 2001;

d.  Statements of Cash Flows, for the years ended December 31, 2002 and 2001.

e.  Notes to Financial Statements

32

California News Tech
Balance Sheet w/Prev Year Comparison
As of March 31, 2003		Accrual Basis
	Mar 31, 03	Dec 31, 02
ASSETS
Current Assets
Checking/Savings
1000 · Bank of America Checking	30,562.58	48,873.93

Total Checking/Savings	30,562.58	48,873.93
Accounts Receivable
1210 · Accounts Receivable - Trade	0.00	32,028.12

Total Accounts Receivable	0.00	32,028.12
Other Current Assets
1245 · Allowance for Doubtful Accounts	0.00	-32,028.12

Total Other Current Assets	0.00	-32,028.12

Total Current Assets	30,562.58	48,873.93
Fixed Assets
1510 · Equipment & Computers	9,099.17	9,099.17
1750 · Accumulated Depreciation	-4,812.45	-4,812.45

Total Fixed Assets	4,286.72	4,286.72
Other Assets
1800 · Other Assets
1810 · Investment-Stra. Inf. Tec-USA	55,000.00	55,000.00
1820 · Investment-Product Development	213,739.00	213,739.00
1830 · Website Development	31,860.00	31,860.00

Total 1800 · Other Assets	300,599.00	300,599.00

Total Other Assets	300,599.00	300,599.00

TOTAL ASSETS	335,448.30	353,759.65

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Accounts Payable
2000 · Accounts Payable-Trade
2020 · Accounts Payable	3,716.10	10,223.23

Total 2000 · Accounts Payable-Trade	3,716.10	10,223.23

Total Accounts Payable	3,716.10	10,223.23
Other Current Liabilities
2023 · Provision for future liability		0.00
2500 · Notes Payable	67,440.00	68,440.00

Page 1 of 2

Total Other Current Liabilities	67,440.00	68,440.00

Total Current Liabilities	71,156.10	78,663.23

Total Liabilities	71,156.10	78,663.23
Equity
3000 · Capital Stock	7,519.00	7,369.00
3030 · Additional Paid-In Capital	889,606.00	879,756.00
3040 · Stock Registration Costs	-155,349.60	-155,349.60
3100 · Retained Earnings	-456,678.98	-341,594.07
Net Income	-20,804.22	-115,084.91

Total Equity	264,292.20	275,096.42

TOTAL LIABILITIES & EQUITY	335,448.30	353,759.65

Page 2 of 2

California News Tech
Statement of Operations
January through March 2003		Accrual Basis
	Jan - Mar 03	Jan - Mar 02

Ordinary Income/Expense
Income
4000 · Revenue	0.00	253.23

Total Income	0.00	253.23

Gross Profit	0.00	253.23
Expense
4500 · Website Development Costs	4,040.00	11,725.00
4620 · Commission Expense	0.00	79.75
5040 · Rent - Office	0.00	70.00
5050 · Postage and Delivery	25.54	493.62
5060 · Office Expense
5064 · Printing and Reproduction	5.55	14.50

Total 5060 · Office Expense	5.55	14.50
5070 · Office Supplies	427.08	1,000.02
5080 · Telephone	803.85	1,403.61
5110 · Legal & Professional Fees
5111 · Legal Fees	5,000.00	5,332.40
5115 · Accounting	0.00	900.00
5110 · Legal & Professional Fees - Other	0.00	-292.00

Total 5110 · Legal & Professional Fees	5,000.00	5,940.40
5120 · Consulting Fees	9,000.00	21,000.00
5130 · Interest Expense
5132 · Finance Charge	105.00	0.00

Total 5130 · Interest Expense	105.00	0.00
5150 · Travel & Ent
5152 · Meals	0.00	80.55
5155 · Entertainment	0.00	1,098.93

Total 5150 · Travel & Ent	0.00	1,179.48

5158 · Business Meeting Expenses	130.00	0.00
5160 · Travel	67.20	535.53
5200 · Bank Service Charges	195.00	74.00
7010 · State Taxes (FTB)
7011 · State of NV-Franchise Tax Board	205.00	135.00
7012 · State of CA-Franchise Tax Brd	800.00	1,600.00

Total 7010 · State Taxes (FTB)	1,005.00	1,735.00

Total Expense	20,804.22	45,250.91

Net Ordinary Income	-20,804.22	-44,997.68

Net Income	-20,804.22	-44,997.68

California News Tech
Statement of Cash Flows
January through March 2003
	Jan - Mar 03	Jan - Mar 02
OPERATING ACTIVITIES
Net Income	-20,804.22	-44,997.68
Adjustments to reconcile Net Income
to net cash provided by operations:
1210 · Accounts Receivable - Trade	32,028.12
1245 · Allowance for Doubtful Accounts	-32,028.12
2000 · Accounts Payable-Trade:2020 · Accounts Payable	-6,507.13	12,611.90
2023 · Provision for future liability	0.00	-500.00
2500 · Notes Payable	-1,000.00

Net cash provided by Operating Activities	-28,311.35	-32,885.78
INVESTING ACTIVITIES
1510 · Equipment & Computers		-1,336.92
1750 - Accumulated Depreciation
1800- Other Assets:1810 - Investment Stra. Inf. Tec-USA
1800- Other Assets:1820 - Investment Product Development
1800- Other Assets:1830 - Website Development

Net cash provided by Investing Activities	0.00	-1,336.92
FINANCING ACTIVITIES
3000 · Capital Stock	150.00	249.00
3030 · Additional Paid-In Capital	9,850.00	66,151.00
3040 - Stock Registration Costs
3100 - Retained Earnings

Net cash provided by Financing Activities	10,000.00	66,400.00

Net cash increase for period	-18,311.35	32,177.30
Cash at beginning of period	48,873.93	3,779.77

Cash at end of period	30,562.58	35,957.07

California News Tech
Financial Statements
December 31, 2002 and 2001
with
Report of Independent Auditors

California News Tech
December 31, 2002

Index to Financial Statements

Page

Report of Independent Auditors                 1

Financial Statements

Balance Sheets                  2
Statements of Operations                                                                                      3
Statements of Shareowners’ Investment                4

Statements of Cash Flows                      5

Notes to Financial Statements                  6-11

Jewell & Langsdale
_____________________________________________________________________________________________________________________
Certified Public Accountants
1615 Bonanza St., Suite 209, Walnut Creek, CA 94596-4530 * Telephone (925) 935-1028, Fax (925) 935-1029

Irene T. Jewell, C.P.A.                        Wilbur M. Parker, (1923-1992)
Gary R. Langsdale C.P.A.

Report of Independent Auditors

Board of Directors and Shareowners
California News Tech

We have audited the accompanying balance sheets of California News Tech as of December 31, 2002 and 2001 and the related statements of operations, shareowners’ investment, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of California News Tech as of December 31, 2002 and 2001 and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                        /s/ Jewell & Langsdale
July 10, 2003

California News Tech
Balance Sheets
December 31, 2002 and 2001

2002         2001

Assets

Current assets:
Cash               $ 48,874     $ 3,780
Equipment, net of
accumulated depreciation                                               4,287        1,604

Other assets:
Product development                                                 268,739    263,239
Website development                                                      31,860    0

                                                                                $353,760                $268,623

Liabilities and Shareowners’ Investment

Current liabilities:
Accounts payable and accrued expenses            $ 10,223                 $ 22,500
Notes payable                                                                 68,440                             0
Total current liabilities                                       78,663                    22,500

Shareowners’ investment:
Common stock, $0.003 par value.
Authorized 8,333,333 shares,
Issued and outstanding
2,456,333 and 2,018,833 shares                       7,369      6,057
Paid-in capital                                                                724,407                  581,659
Retained earnings (deficit)                                         (456,679)               (341,593)
                                                                                 275,097   246,123

                                                                                           $353,760                 $268,623

See accompanying notes.

California News Tech
Statements of Operations
Years ending December 31, 2002 and 2001

2002     2001

Revenue                                                                                  $ 253          $ 1,994

Expenses:

Selling and administrative costs                                   2,798                           5,000
Office and other operating costs                               20,136            10,186
Depreciation              1,604              1,604
Total expenses       114,538          16,790

Income (loss) before income taxes                                      (114,285)           (14,796)

Provision for income taxes                 800               800

Net income (loss)                                                              $(115,085)        $(15,596)

Average common shares outstanding (basic)       2,243,708     2,018,833

Income (loss) per share (basic)                                                $ (.05)          $ (.01)

Average common shares outstanding (diluted)                    2,243,708     2,018,833

Income (loss) per share (diluted)                                            $ (.05)           $ (.01)

See accompanying notes.

California News Tech
Statements of Shareowners’ Investment
Years ending December 31, 2002 and 2001

                                         Retained
      Common Stock            Paid-in                                    Earnings
                                                           Shares                    Amount                  Capital                               (Deficit)

Balance, January 1, 2001           2,018,833     $6,057                   $581,659                          $(325,997)

Net income (loss) for year
   ended December 31, 2001                    ______                  _______                  _______            (15,596)

Balance, December 31, 2001                2,018,833                6,057                     581,659                             (341,593)

Net income (loss) for year
   ended December 31, 2002                                                                                                                      (115,085)

Stock issued                                         437,500             1,312                     142,748      0

Balance, December 31, 2002              2,456,333           $7,369                    $724,407                           $(456,678)

See accompanying notes

California News Tech
Statements of Cash Flows
Year ending December 31, 2002 and 2001

2002         2001
Cash flows from operating activities:
Net income (loss)                        $(115,085)                   $(15,596)
            Adjustments to reconcile net income (loss)
to net cash provided (used)
by operating activities:
Depreciation                1,604             1,604
Increase or decrease in assets and liabilities:
Accounts payable                                (12,278)             3,441
Notes payable                                       68,440        _____
           Total adjustments                                                           57,766             5,045

Net cash provided (used) by operating activities           (57,319)          (10,551)

Cash flows from investing activities:
Furniture and equipment purchased                                (4,287)
Product development                 (5,500)
Website development                (31,860)                    0
Net cash used by investing activities                             (41,647)                                0

Cash flows from financing activities:
Issuance of common shares                                        144,060                                 0

Net cash provided by financing activities                     144,060                                 0

Net increase (decrease) in cash                                                45,094            (10,551)

Cash balance:

Beginning of the year                                                      3,780           14,331

End of the year                                                          $ 48,874          $ 3,780

See accompanying notes.

California News Tech
Notes to Financial Statements
December 31, 2002 and 2001

Note 1.        Description of Business

California News Tech was originally incorporated during 1999, under the laws of the State of Nevada, to create and market Internet search tools. The Company changed its name from NewsSurfer.com Corporation and in the year 2000 became known as California News Tech. During the year 2002, the Company further developed its search software to enable users access to specific news relating to listed companies. This enhanced product is expected to generate subscription based fees during 2003.

Note 2.        Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and could affect future operating results.

Equipment

Equipment is recorded at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over estimated useful lives of three to five years. The straight-line method of depreciation is also used for income tax purposes.

Impairment of Long-Lived Assets

The Company evaluates the recoverability of its equipment, product and website development costs and recognizes the impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company evaluates asset recoverability at each balance sheet date or when an event occurs that may impair recoverability of the asset.

California News Tech
Notes to Financial Statements
December 31, 2002 and 2001

Note 2.        Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes net revenue when the earnings process is complete, as evidenced by:

•    an agreement with the customer;
•    delivery to and acceptance of the product by the customer has occurred;
•    the amount of the fees to be paid by the customer are fixed or determinable; and
•    collection of these fees is probable.

    If an acceptance period is contractually provided, license revenues are recognized upon the earlier of customer acceptance or the expiration of that period. In instances where delivery is electronic and all other criteria for revenue recognition has been achieved, the product is considered to have been delivered when the customer is provided the access code to download the software from the Internet.

Because of possible price fluctuations or technology obsolescence, subscription revenue will be deferred and recorded on a monthly basis as earned. Any delivery, selling or other costs billed to the customers will be included in net revenue and the related delivery, selling or other costs will be included in the cost of selling subscriptions.

Product Development

Where there is reasonable assurance of recovery, development costs are deferred and amortized over the expected useful life of the asset.

Stock-based Compensation Plans

The Company has non-qualified stock-based compensation plans for consultants and directors. No compensation expense is recognized when options are issued at the prevailing market price. Any consideration paid upon exercise of the options will be credited to shareowners’ investment.

California News Tech
Notes to Financial Statements
December 31, 2002 and 2001

Note 2.        Summary of Significant Accounting Policies (Continued)

Income Taxes and Deferred Taxes

The Company utilizes the liability method of accounting for income taxes. Deferred tax liabilities or assets are recognized for the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities. The Company regularly assesses the likelihood that the deferred tax assets will be recovered from future taxable income, and a valuation allowance is recorded to reduce the deferred tax assets to the amounts that are believed to be realizable.

A full valuation allowance on any future tax benefits is being provided until the Company can sustain a level of profitability that demonstrates the ability to utilize these assets.

Basic and Diluted Net Loss per Common Share

Basic net loss per common share is based on the weighted average number of shares outstanding during each year. Diluted net loss per share is computed by dividing net loss by the sum of the weighted average number of shares of common stock outstanding plus all additional common stock that would have been outstanding if potentially dilutive common shares related to stock options had been issued.

Stock options were antidilutive because they had an exercise price greater than the average market price during the year or due to the net loss in 2002 and 2001.

Certain Significant Risks and Uncertainties

The Company participates in the high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company’s future financial position, results of operations or cash flows: advances and trends in new technologies; competitive pressures in the form of price reductions; market acceptance of the Company’s services; development of sales channels; litigation or claims against the Company based on intellectual property, regulatory or other factors.

California News Tech
Notes to Financial Statements
December 31, 2002 and 2001

Note 3.        Going Concern Uncertainty and Liquidity

Without raising additional capital there is doubt as to the ability of the Company to continue. Historically, the Company has incurred significant losses and negative cash flows from operations. As of December 31, 2002, the accumulated deficit was $456,679 and the negative working capital was $29,789. The Company has primarily funded operations through private placements. To the extent that sources of financing are available, the Company will promote its software, maintain its processing system and continue to enhance its service. Management expects that future subscription revenue will be sufficient to fund operations.

Note 4.        Net Loss per Common Share

    The following potential common shares have been excluded from the calculation of diluted net loss per share for the years presented because the effect would have been antidilutive:

Year Ended December 31,
2002         2001

Shares issuable under stock options         439,400         33,000
Shares issuable pursuant to warrants          117,500        109,542

The weighted average exercise price of stock options, was $0.76 and $0.85 at December 31, 2002 and 2001, respectively. The exercise price of outstanding warrants was $2.00 per share for those granted during 2002 and $0.60 per share for those granted during 2001.

Note 5.        Equipment

Equipment consists of the following:

                                   December 31, 2002
                                       Accumulated                            Net Book
Cost                                                Depreciation                                 Value
Computer equipment             $9,099                                                          $4,812                                      $4,287

California News Tech
Notes to Financial Statements
December 31, 2002 and 2001

Note 5.        Equipment (Continued)

December 31, 2001
Accumulated                     Net Book
Cost         Depreciation                         Value

Computer equipment                          $4,812                   $3,208                              $1,604

Note 6.        Notes Payable

During 2002, the Company entered into agreements with certain consultants who would delay cash compensation for services rendered. The non-interest bearing notes are payable on demand with the total amount outstanding at December 31, 2002 of $68,440.

Note 7.        Shareowners’ Investment

As of December 31, 2002, the Company’s authorized share capital consists of 8,333,333 shares at $0.003 par value. There are no preference shares authorized.

At the special meeting of the shareholders held December 28, 2001, a one-for-three reverse stock split of the outstanding and authorized shares was approved. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

Issued share capital and paid-in capital balances are:

                            Common Stock                                         Paid-in
                                                                            Shares                        Amount                               Capital

Balance at December 31,
2000 and 2001            2,018,833                $6,057                           $581,659
            Issuance of common shares                      437,500                   1,312                               142,748
Balance at December 31,
2002                                         2,456,333                       $7,369                           $724,407

California News Tech
Notes to Financial Statements
December 31, 2002 and 2003

Note 8.        Stock Option Plans

Directors and consultants have been granted options to purchase common shares. The granting of options is administered by the board of directors with grant and vesting provisions, term and exercise price subject to the discretion of the board.  The following table summarizes information about stock options outstanding at December 31, 2002

Exercise Price        Options Outstanding        Options Exercisable

    $0.20         50,000             50,000
      0.80       328,900           328,900
      1.00         60,500             60,500

Note 9.        Warrants

Warrants accompanied the shares issued during 2002. These warrants gave the shareowner the right, until May 31, 2003, to purchase additional shares for $2.00 per share. A total of 117,500 warrants were granted with the sale of the shares. Warrants granted in earlier years expired during the 2002 calendar year.

Note 10.          Income Taxes

The Company recorded current income tax expense of the California corporate minimum tax only.

The tax effect of significant temporary differences representing future tax assets and future tax liabilities has been fully offset by a valuation allowance. The Company has determined that realization is uncertain and therefore a valuation allowance has been recorded against this future income tax asset.

As of December 31, 2001, the Company had net operating loss carryforwards for U.S. federal income tax purposes of approximately $342,000. The federal net operating loss carryforwards, if not utilized, will begin to expire in 2014.

Note 11.                            Commitments and Contingencies

At December 31, 2002, the Company had no operating or rental leases.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

There have been no changes in or disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

33

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper personal profit; and (d) willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding,

34

or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of X-Net. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$ 90
Transfer Agent Fees	$ 500
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$ 5,000
Miscellaneous	$ 4,410
--------------
Total	$45,000
========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

We issued 1,666,667 shares of our common stock on January 22, 1999, to our founders, Mr. Marian Munz and Mr. Gary Schell, (each directors of our company at the time) Emmanuel Agorastos, Paul Lepus, Craig Doctor, James Hurts and Robert Jaspar in exchange for the technology and services necessary to start our business and a promissory note in the amount of $55,000. Mr. Munz is currently a director and our president and chief executive officer. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933. On May 25, 2000, Mr. Schell returned to our treasury and agreed to cancel 166,667 shares. Mr. Munz agreed to cancel his $55,000 note on December 31, 2001. The 1,166,667 shares of common stock that were issued and are still owned by Marian Munz and Gary Schell are subject to a 5 year lock up agreement which only allows Mr. Munz and Mr. Schell to sell 20% of their holdings per year.

We completed an offering of 191,502 shares of our common stock at a price of $0.15 per share to a total of 17 purchasers on March 31, 1999. The total amount we received from this offering was $28,725. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 333,333 shares of our common stock at a price of $1.80 per share to a total of 19 purchasers on July 30, 1999. The total amount we received from

35

this offering was $600,000. These shares were issued pursuant to Rule 504 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 13,998 shares of our common stock at a price of $7.50 per share to a total of 11 purchasers on June 30, 2000. The total amount we received from this offering was $105,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission.

We completed an offering of 117,500 shares of our common stock at a price of $0.80 per share to a total of 13 purchasers on May 30, 2002. The total amount we received from this offering was $94,000. These shares were issued pursuant to Rule 506 of Regulation D promulgated by the Securities and Exchange Commission.

On August 22, 2002, we borrowed $50,000 from Mr. Howard Fine in exchange for 50,000 shares of common stock and a 60 day, interest free, convertible promissory note. The promissory note was converted upon maturity into 250,000 shares of common stock. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933.

On March 31, 2003 one of our directors, John Arkoosh exercised stock options by paying us $10,000 in exchange for 50,000 shares of our common stock. We had provided the underlying stock options to John Arkoosh as compensation for services rendered on December 1, 2001.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                 DESCRIPTION
------------                                                          --------------------

3.1	Articles of Incorporation
3.2	Amended Articles of Incorporation
3.3	By-Laws
4.1	Share Certificate
5.1	Opinion of Cane O’Neill Taylor, LLC, with consent to use
10.1	Share Lock Up Agreement with Gary Schell
10.2	Share Lock Up Agreement with Marian Munz
23.1	Consent of Jewell & Langsdale, Certified Public Accountants

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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•   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

•   To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

•   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

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SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of San Francisco, California, on July 14, 2003.
        CALIFORNIA NEWSTECH, INC.

          By:    /s/  Marian Munz
                    Marian Munz
                    Chief Executive Officer
                    President
                    Director

POWER OF ATTORNEY

ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Marian Munz, his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any one of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE                            CAPACITY IN WHICH SIGNED    DATE

/s/  Marian Munz_______
Marian Munz             Principal Executive Officer                   July 14, 2003
                                                        and Director

/s/ Robert C. Jaspar____
Robert C. Jaspar                             Principal Financial Officer,                   July 14, 2003
                                                       and Director

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/s/  Martin Barrs ______
Martin Barrs                                    Chief Technology Officer                July 14, 2003
                                                        and Director

/s/  John T. Arkoosh, Sr.
John T. Arkoosh, Sr.                       V.P. of Business          July 14, 2003
                                                       Development and Director

/s/  David A. Hotchkiss_
David A. Hotchkiss                 Director                                                 July 14, 2003

/s/  Michael Nicholas Jones
Michael Nicholas Jones                   Director                                                 July 14, 2003

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